Exhibit 10.10

GENCO SHIPPING & TRADING LIMITED

299 PARK AVENUE, 12TH FLOOR

NEW YORK, NEW YORK 10171

May 6, 2025

Mr. Jesper Christensen

Genco Shipping & Trading Limited

299 Park Avenue, 20th Floor

New York, NY 10171

Dear Mr. Christensen:

The purpose of this letter is to set forth the agreement (this “Agreement”) with respect to the terms of your continued employment by Genco Shipping & Trading Limited. (“Genco” or the “Company”). As used in this Agreement, the term “Genco Group” means and includes the Company and each of its subsidiaries and controlled affiliates and joint ventures from time to time. It is agreed as follows:

1.Subject to the terms and conditions of this Agreement, Genco agrees to continue to employ you, and you agree to continue to be employed by Genco, effective May 6, 2025 (the “Effective Date”) until the termination of your employment on the Termination Date (as defined below in Section 5(e)). The period of time from the Effective Date through such termination is referred to herein as the “Term.”

2.During the Term, your title shall be Chief Commercial Officer and/or such other titles of a senior executive nature as the Board of Directors may assign to you. You shall report to the Chief Executive Officer and President of Genco. You shall have such specific duties, responsibilities and authority (including without limitation service as an officer, director or equivalent position of any other member of the Genco Group, without additional compensation) as may be assigned to you by the Board of Directors of Genco, and in the absence of such assignment, such duties, responsibilities and authority as are customary to your position.

3.During your employment, you shall devote your full business time, attention, energy and best efforts to the business and affairs of Genco (and the members of the Genco Group to the extent requested pursuant to Section 2 above). You shall abide by all applicable policies of the Company and the Genco Group from time to time in effect known to you or provided to you electronically or in writing. You agree that you shall not engage in or be interested in any capacity in any activity that is contrary to the interest of Genco, or that is reasonably deemed by Genco to be harmful to Genco’s business interests, unless such activity is fully disclosed and approved in writing by the Board of Directors of Genco prior to the undertaking. You may engage in charitable, educational and community affairs, including serving on the board of directors of any charitable, educational or community organization, provided that such activities do not, individually or in the aggregate, materially interfere with your performance of your duties or cause a breach of this Agreement (including without limitation Sections 12 and 13 hereof) and, if such activities pertain to the industry in which the Company does business, your engagement in such activities is approved in writing by the Board of Directors of the Company or a committee thereof or by the Chief Executive Officer.

4.(a)In consideration of your services, you shall be paid a base salary at the rate of $410,000 per annum during the Term (“Base Salary”), payable in accordance with Genco’s normal payroll practices. Your Base Salary will be reviewed from time to time when salaries of senior officers of the Genco Group are reviewed generally and may be subject to increase, but not decrease, during the Term.

(b)In addition, you shall be eligible to receive annual discretionary bonus compensation. The amount of such bonus, if any, shall be in the sole discretion of the Board of Directors of the Company, its Compensation Committee, or both and shall be reviewed from time to time when bonuses of senior officers of the Genco Group are reviewed generally. For 2025, the target amount of your bonus under Genco’s Annual Incentive Plan has been determined to be 85% of your Base Salary as set forth in Section 4(a) hereof.

(c)You shall be eligible to receive Restricted Stock and other equity grants from time to time pursuant to the Company’s 2015 Amended and Restated Equity Incentive Plan, as amended from time to time, or any successor employee stock incentive or option plan in accordance with the terms and conditions thereof, as determined in the sole discretion of the Board of Directors of the Company, its Compensation Committee, or both.

(d)You shall be entitled to four (4) weeks paid vacation per calendar year, to be taken in accordance with the Company’s vacation policies applicable to its executives. You shall also be entitled to employee benefits on the same basis as those benefits are made available to other Genco employees in comparable positions. Genco reserves the right to amend, modify, or terminate any employee benefits plans, programs, and arrangements from time to time in its sole discretion.

(e)Genco will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary out-of-pocket business expenses as may be incurred by you during your employment in the performance of your duties and responsibilities for any member of the Genco Group. You will provide documentation of such expenses as reasonably required under standard Company policies from time to time.

(f)All salary and other payments by Genco are subject to all legally required and customary withholdings and deductions.

5.(a)Genco may immediately terminate your employment for Cause (as defined herein). In such event, or if you resign (other than for Good Reason or Disability (as defined below)) or retire as an employee of Genco, the obligations of Genco shall cease immediately and you shall not be entitled to any further payments of any kind except for (i) payment of your accrued but unpaid Base Salary through the Termination Date (as defined below in Section 5(e)); (ii) any business expenses required to be reimbursed under Section 4(e), and (iii) other payments entitlements and benefits, if any, in accordance with the terms of any applicable plans, programs, arrangements of the Company or any affiliate (clauses (i), (ii), and (iii), together, the “Accrued Amounts”). In addition, if you resign (other than for Good Reason or Disability) under the circumstances described in Section 13(a)(ii) following relocation of your office, a Non-Competition Period (as defined below) following the period of your employment shall not apply. For purposes of this Agreement, Cause shall include:

(i)any act or failure to act by you involving fraud, material theft or embezzlement;

(ii)any act or failure to act by you that constitutes a felony or other crime involving moral turpitude, or your conviction of or plea of nolo contendere to any such crime, in each case within the meaning of applicable law;

(iii)in carrying out your duties for the Company, you engage in conduct or a failure to act that constitutes gross misconduct or gross negligence;

(iv)failure or refusal to perform or observe any of your material duties, responsibilities or obligations set forth in this Agreement or your failure to follow the directions of an officer of Genco to whom you report or of the Board of Directors;

(v)conduct that if generally known could reasonably be expected to reflect negatively on the Company’s reputation with customers, suppliers, investors or the general public or otherwise cause harm to the Company;

(vi)intentional and wrongful disclosure of confidential information of the Company;

(vii)your material breach of Company policies; or

(viii)your material breach of this Agreement.

Notwithstanding anything herein to the contrary, your employment shall not be terminated for Cause under Section 5(a)(iv), (vii), or (viii) above unless you are given notice by the Company of circumstances constituting the basis for such termination and, with respect to clauses (iv), (vii), and (viii), if such circumstances are curable, you fail to cure such circumstances within fifteen (15) days after receipt of such notice.

(b)In the event of your death, or termination of your employment by the Company due to your Disability (as defined below), the Company will pay to you (or your estate or legal representative, as the case may be), the Accrued Amounts plus the Severance Amount of any Annual Incentive Award for the year prior to the year in which the Termination Date occurs, to the extent not previously paid. In the case of Disability (as defined below), you may elect to continue your existing medical and dental benefits under the Company’s plans in accordance with and subject to the law known as COBRA. Any COBRA continuation coverage will be at your own cost.

For purposes of this Agreement:

(x) “Annual Incentive Award” shall mean the short-term annual cash bonus earned by you for a given year, including any amounts deferred;

(y) “Disability” shall mean your inability to perform your duties and responsibilities as contemplated under this Agreement for a period of more than 120 consecutive days, or for a period aggregating more than 180 days, whether or not continuous, during any 360-day period, due to physical or mental incapacity or impairment; and

(z) “Severance Amount” shall mean, with respect to an Annual Incentive Award for a given calendar year, the greater of (1) the target amount for such Annual Incentive Award and (2) the actual amount of such Annual Incentive Award if such actual amount has been determined by the Compensation Committee or the Board of Directors of Genco as of the Termination Date. If the target amount for such Annual Incentive Award has not been determined by the Compensation Committee or the Board of Directors for a given calendar year, then the target amount so determined for the Annual Incentive Award for the immediately prior calendar year shall be used for purposes of the preceding clause (1).

(c)In the event of your resignation for Good Reason, or in the event that your employment is terminated by Genco, other than in accordance with Section 5(a) or (b), and subject to your execution and non-revocation of a general release of all claims substantially in the form attached hereto as Exhibit A (the “Release”), you shall be entitled to (i) the Accrued Amounts; (ii) the Severance Amount of any Annual Incentive Award for the year prior to the year in which the Termination Date occurs, to the extent not previously paid; (iii) a pro-rata bonus for the year in which the Termination Date occurs equal to the amount by which (x) the Severance Amount of the Annual Incentive Award for the year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days you were employed by the Company during the year in which the Termination Date occurs and the denominator of which is the number of days in such year exceeds (y) the value of any Annual Incentive Award granted or paid to you in respect of the year in which the Termination Date occurs; (iv) a lump sum payment equal in amount to your annualized Base Salary, as determined on the Termination Date, less all deductions and withholdings, payable within sixty (60) days of your termination date; (v) a lump sum payment equal to the Severance Amount of the Annual Incentive Award for the year in which the Termination Date occurs; and (vi) if you may elect to continue your existing medical and dental benefits under the Company’s plans in accordance with and subject to the law known as COBRA, reimbursement by Genco for the out of pocket cost of any COBRA continuation coverage to which you may become entitled during the Non-Competition Period, as defined below, and any additional period of COBRA continuation coverage will be at your own cost; provided, however, that Genco shall be not required to provide COBRA continuation coverage at no cost to you to the extent that such provision would cause Genco to incur tax penalties under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise. The Release must be executed and delivered to the Company, with all periods for revocation having expired, within sixty (60) days following the Termination Date, provided that, in the event that such 60-day period spans two different calendar years, then the payments under subclauses (iii), (iv), and (v) above will not be paid to you before January 1st of the latter of such two calendar years. Failure to timely execute and return the Release or the revocation thereof shall be a waiver of your right, if any, to the benefits set forth in this Section 5(c), except for the Accrued Amounts. The Company agrees that it will promptly countersign the Release, and provide you with a copy of the countersigned release, upon its receipt of the Release executed by you.

(d)Your resignation shall be deemed to be for “Good Reason” if the Company: (i) materially diminishes your authority, duties or responsibilities; (ii) materially diminishes your Base Salary below $410,000 during the Term; or (iii) materially breaches this Agreement. You will give the Company written notice of your intention to terminate your employment within thirty (30) days of the occurrence of any event constituting Good Reason, and the Company shall have thirty (30) days from the receipt of such notice to cure such event. Your termination of employment on account of such event shall be effective upon expiration of the cure period unless the Company has cured the grounds for such termination.

(e)For purposes of this Agreement, “Termination Date” shall mean: (i) if your employment is terminated by Genco for Cause, the date of the notice of termination from the Company, provided that if the termination is for Cause pursuant to Section 5(a)(i), (iii), (iv), or (v) of the definition of Cause, then the Termination Date shall be the date on which the applicable cure period lapses if you have not cured; (ii) if your employment is terminated by the Company without Cause (other than for Disability) or by you without Good Reason, the date set forth in the notice of termination (which in no event shall be earlier than the date such notice is effective and, in the event of your retirement or resignation without Good Reason, shall be no earlier than 60 days following the date such notice is provided to the Company; provided, however, that the Company may accelerate the effective date of such termination to any time after you have provided notice); (iii) if your employment is terminated by reason of death, the date of death; (iv) if your employment is terminated upon Disability, 30 days after notice is given by the Company; and (v) if your employment is terminated by you for Good Reason, the date specified in your notice of termination in accordance with the last sentence of Section 5(d).

6.(a)Notwithstanding anything in this Agreement to the contrary, if (i) a Change in Control occurs after the date hereof; and (ii) upon such Change in Control or within 2 years thereafter you terminate your employment for Good Reason as defined above or the Company terminates your employment without Cause, you shall be entitled to all the payments, benefits and entitlements as of the Termination Date as set forth in Section 5(c) provided that the amounts in Sections 5(c)(iv) and (v) shall be doubled, in each case subject to the execution and non-revocation of the Release in accordance with the two penultimate sentences of Section 5(c) (and the Company will countersign the Release and provide you with a copy of the countersigned Release in accordance with the last sentence of Section 5(c)). If, following a Change in Control, the Company alters your job such that you would have “Good Reason” to resign under subclause (i) of the “Good Reason” definition above, and provided that you continue to have primarily senior management- and/or executive transition-type duties and responsibilities for the duration of such altered job, then you agree that you may not resign for Good Reason under subclause (i) as a result of such altered job during the six (6)-month period immediately following the Change in Control (the “Transition Period”).  Instead, in such event, you may elect to terminate your employment with Good Reason within thirty days following the conclusion of the Transition Period, and you will become entitled to severance in accordance with this Section 6(a). During the Transition Period, you will be entitled to continue to receive your Base Salary and participate in the Company’s employee benefit plans.  Nothing in this paragraph is intended to limit the Company’s right to terminate your employment with or without Cause or your right to resign with or without Good Reason following a Change in Control (other than that you may not resign pursuant to subclause (i) of the Good Reason definition, provided that the condition set forth in the initial sentence of this paragraph is satisfied).  In addition, you agree to consider any offer of employment made to you by the Company following a Change in Control whereby you would no longer be the Chief Commercial Officer of the Company or its ultimate parent (provided that such ultimate parent company is an operating or holding company and not a financial or institutional investor) following the Change in Control, but you will be under no obligation to accept any such offer and your rejection of any such offer will in no way impact your eligibility to receive severance under this Agreement.

For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following:

(i)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (C) any company or entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company or (D) pursuant to a transaction or series of transactions in which the holders of the securities entitled to vote generally in the election of directors to the Board of Directors (the “Voting Securities”) of Genco outstanding immediately prior thereto, continue to retain or represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Securities of the surviving entity), more than 50% of the combined voting power of the Voting Securities of Genco, such surviving entity or any ultimate parent thereof outstanding immediately following such transaction or series of transactions, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities; or

(ii)the sale of all or substantially all of Genco’s assets in one or more related transactions within a 12-month period to any person, other than such a sale to (x) a subsidiary of Genco which does not involve a change in the equity holdings of Genco or (y) any company or entity owned, directly or indirectly, by stockholders of Genco in substantially the same proportions as their ownership of common stock of Genco; or

(iii)any merger, consolidation, reorganization or similar event of the Company or any of its subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty percent (50%) of the aggregate voting power of the Voting Securities; or

(iv)a majority of the members of the Board of Directors of Genco is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of Genco’s Board of Directors before the date of such appointment or election.

For the purposes of this section “Voting Securities” shall mean the securities entitled to vote generally in the election of directors to the Board of Directors of the Company.

Further, and notwithstanding the foregoing, for each payment subject to Section 409A of the Code, a Change in Control shall be deemed to occur under this Agreement with respect to such payment only if a change in the ownership or effective control of Genco or a change in the ownership of a substantial portion of the assets of Genco shall also be deemed to have occurred under Section 409A of the Code and the regulations promulgated thereunder.

(b)Notwithstanding anything to the contrary in this Agreement, in any other agreement between you and the Company, or in any plan maintained by the Company, if there is a Section 280G Change in Control (as defined below), the following rules shall apply:

(i)Except as otherwise provided in Section 6(b)(ii) below, if it is determined in accordance with Section 6(b)(iv) below that any portion of the Contingent Compensation Payments (as defined below) that otherwise would be paid or provided to you or for your benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Code or any similar state or local law (collectively, the “Excise Tax”), then such Contingent Compensation Payments shall be reduced by the smallest total amount necessary in order for no portion of such Contingent Compensation Payments to be subject to the Excise Tax.

(ii)No reduction in any of your Contingent Compensation Payments shall be made pursuant to Section 6(b)(i) above if it is determined in accordance with Section 6(b)(iv) below that the After Tax Amount of the Contingent Compensation Payments payable to you without such reduction would exceed the After Tax Amount of the reduced Contingent Compensation Payments payable to you in accordance with Section 6(b)(i) above. For purposes of the foregoing, (I) the “After Tax Amount” of the Contingent Compensation Payments, as computed with, and as computed without, the reduction provided for under Section 6(b)(i) above, means the amount of the Contingent Compensation Payments, as so computed, that you would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Contingent Compensation Payments in the year or years in which payable; and (II) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Contingent Compensation Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(iii)Any reduction in your Contingent Compensation Payments required to be made pursuant to Section 6(b)(i) above (the “Required Reduction”) shall be made as follows: (I) first, any such Contingent Compensation Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as Contingent Compensation Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of such acceleration; (II) second, any severance payments or benefits, performance-based cash or equity incentive awards, or other Contingent Compensation Payments the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. § 1.280G-1, Q/A 24, shall be reduced; and

(III) third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on your continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of section 280G of the Code) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Contingent Compensation Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, cash payments will be reduced before non-cash benefits, and any Contingent Compensation Payment shall be so reduced only to the extent necessary to achieve the Required Reduction and in all cases without violating section 409A of the Code.

(iv)A determination as to whether any Excise Tax is payable with respect to your Contingent Compensation Payments and, if so, as to the amount thereof, and a determination as to whether any reduction in your Contingent Compensation Payments is required pursuant to the provisions of Sections 6(b)(i) and (ii) above, and, if so, as to the amount of the reduction so required, shall be made no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) selected by the Company and reasonably acceptable to you, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any other entity included in the Genco Group. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, to both you and the Company and, at the same time, it shall provide you with a written opinion as to the amount of the Excise Tax that is payable by you and that you have substantial authority to report such Excise Tax on your federal income tax return, or, if no such Excise Tax is payable, a written opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. The determinations made by the Auditor pursuant to this Section 6(b)(iv) shall be binding upon you and the Company. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this Section 6(b) will not limit or otherwise affect any other rights you have under this Agreement or otherwise.

(v)In the event that the Internal Revenue Service makes any claim, gives notice of any potential claim or institutes a proceeding against you asserting that any Excise Tax or additional Excise Tax is due, then you shall promptly give the Company notice of any such claim, potential claim or proceeding. The Company shall cooperate with you, and assist you, with respect to any discussions, negotiations, defenses, actions and proceedings you have with the Internal Revenue Service regarding any Excise Tax or additional Excise Tax, to the extent reasonably requested by you. Upon completion of the audit or upon a final and nonappealable settlement or other resolution, the provisions of this Section 6(b) shall be reapplied in order to properly reflect the results of such audit or resolution, as applicable.

(vi)All fees and expenses for services in connection with the determinations and calculations contemplated by this Section 6(b), including without limitation those of your own counsel (including counsel retained by you as a result of any Internal Revenue Service claim, potential claim, or proceeding under Section 6(b)(v) above) shall be borne by the Company and shall be paid or reimbursed to you not later than December 31 of the year following the year in which the expense is incurred.

(vii)For purposes of the foregoing, the following terms will have the following respective meanings:

“280G Change in Control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations promulgated thereunder.

“Contingent Compensation Payment” means any payment or benefit in the nature of compensation that is to be paid or provided to you or for your benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the 280G Change in Control) if you are a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations promulgated thereunder, subject to taking into consideration and, as applicable, excluding those payments that are exempt from the definition of “parachute payment” under Treas. Reg. § 1.280 G1, Q/A 5 &Q/A 9. A “Contingent Compensation Payment” includes, for the avoidance of doubt, any payment or benefit that must be included in the calculation for determining whether you would be subject to the Excise Tax.

7.(a) The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to you under this Agreement, including, without limitation, under Section 409A (“Section 409A”) of the Code, and applicable administrative guidance and regulations.  It is intended that this Agreement will comply with Section 409A and all regulations and guidance issued thereunder to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. For purposes of Section 409A, your right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(b) You shall have no duty to mitigate the amounts payable to you in the event of the termination of your employment under Sections 5 and 6 or any other amounts, benefits or entitlements payable to you hereunder or otherwise, and such amounts, benefits and entitlements shall not be subject to reduction, offset or repayment for any compensation received by you from employment in any capacity or other source following the termination of your employment with Genco or on account of any claim the Company or any member of the Genco Group may have against you.

8.Within fifteen (15) days after the effective date of a merger, consolidation, sale or similar transaction, Genco shall obtain in writing from any successor entity an assumption in writing of Genco’s obligation to perform this Agreement.

9.You represent and warrant as follows:

(a)You are not in breach of any agreement requiring you to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, and that neither the execution of this letter nor the performance by you of your obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement to which you are a party or to which you may be subject;

(b)You have not taken and will not take any confidential information from any prior employer and will not use any such information in performing your obligations hereunder, but instead will rely on your generalized knowledge and skill in performing your services hereunder; and

(c)You are not the subject of any investigation by any prior employer; and you are not a party in any litigation or arbitration proceeding related in any way to your current or prior employment.

10.The Company represents and warrants that as of the date hereof (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

11.All notices and consents required or permitted hereunder will be given in writing. Notices shall be given by personal delivery; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth above or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices which are delivered personally, or by courier as aforesaid, will be effective on the date of delivery.

Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.

12.(a)The Genco Group owns and has developed and compiled, and will own, develop and compile, certain techniques, information, and materials tangible or intangible, relating to itself, its customers, suppliers and others, which are secret, proprietary and confidential, and which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information shall not in any event include information which (i) was generally known or generally available to the public or within the relevant trade or industry prior to its disclosure to you or (ii) becomes generally known or generally available to the public or within the relevant trade or industry subsequent to disclosure to you other than due to your breach of your obligations. Confidential Information includes, but is not limited to, information contained in manuals, documents, computer programs, compilations of technical, financial, legal or other data, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information.

(b)You acknowledge and agree that in the performance of your duties hereunder the Genco Group will from time to time disclose to you and entrust you with, and you will create, Confidential Information. You also acknowledge and agree that the unauthorized disclosure of Confidential Information obtained or created by you during your employment, among other things, may be prejudicial to the interests of the Genco Group’s interests and an improper disclosure of trade secrets. Unless Genco otherwise consents, you agree that during the Term hereunder and thereafter you shall not, except as otherwise provided herein, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the ordinary course of your employment, any Confidential Information.

(c)Upon termination of your employment, you shall not retain or take with you any Confidential Information in a Tangible Form (defined below), and you shall as promptly as possible deliver to Genco any Confidential Information in a Tangible Form that you then control, as well as all other Genco Group property, including equipment, documents or other things, that was issued to you or otherwise received or obtained during your employment with Genco that you then control. “Tangible Form” includes information or materials in written or graphic form, on a computer disk or other medium, or otherwise stored in or available through electronic or other form. Anything herein to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars and Rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes and (iv) copies of plans, programs relating to your employment, or termination thereof, with Genco, provided that you shall provide Genco with a list and, to the extent related to the Genco Group’s business, copies of the foregoing upon request (in which event Genco will keep your confidential personal information confidential in accordance with its customary business practice).

(d)Notwithstanding any other provision of this Agreement, you hereby are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You are further notified that if you file a lawsuit for retaliation by any member of the Genco Group for reporting a suspected violation of law, you may disclose the trade secrets of any such member of the Genco Group to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

(e)Nothing in this Agreement or in any policy of any member of the Genco Group prohibits you from reporting possible violations of U.S. federal, state or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including, without limitation, by initiating communications directly with, responding to any inquiry from, or providing testimony before any U.S. federal, state or local regulatory authority or agency or self-regulatory organization, including, without limitation, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the New York State Attorney General, or any law enforcement agency, or making any other disclosures that are protected by the whistleblower provisions of any U.S. federal, state, or local law or regulation. Similarly, nothing in this Agreement or in any policy of any member of the Genco Group is intended to limit in any way your right or ability to file a charge or claim of discrimination with the United States Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, the New York State Division on Human Rights, the New York City Commission on Human Rights, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. You retain the right to communicate with the EEOC and comparable state or local agencies, and such communication can be initiated by you or in response to a communication from any such agency and is not limited by any obligation contained in this Agreement. You also may make confidential disclosures to an attorney retained by you.

(f)The provisions of this Section 12 shall survive the termination of the Term.

13.As part of the consideration for the compensation and benefits paid to you under this Agreement; and to protect the confidential and proprietary information that will be disclosed and entrusted to you, the business goodwill of the Genco Group that exists and will be developed, and the business opportunities that will be disclosed or entrusted to you by the Genco Group; and as an additional incentive for Genco to enter into this Agreement, the parties agree as follows:

(a)During the period of your employment and the duration of the Non-Competition Period (as defined below), if any, you agree that you will not, directly or indirectly, have any interest in, manage, operate or be employed in any capacity by any person, firm, corporation, partnership or business (whether as an employee, director, officer, partner, investor, advisor, consultant or otherwise) that engages in the leasing, sale, or chartering of any ocean going drybulk vessels unless all such vessels are subject to the restrictions of the Jones Act (also known as the Merchant Marine Act of 1920). For purposes of this Agreement, “Non-Competition Period” shall (i) mean twelve (12) months after the period of your employment if you resign for Good Reason or your employment is terminated by Genco other than in accordance with Section 5(a) or Section 5(b),

(ii) not apply if Genco relocates your office more than 50 miles from its current location in the borough of Manhattan in New York, New York (unless your relocated office is within 50 miles of your current residence located at 25 Indian Harbor Drive, Unit 12, Greenwich, CT 06830) and you elect to resign pursuant to Section 5(a) within thirty (30) days of the earlier of written notice from Genco of such relocation and the actual relocation, or (iii) mean (18) months after the period of your employment otherwise.

(b)During the period of your employment, and for two years thereafter, you agree not to:

(i)with respect to deals or transactions under consideration at the time you leave the employ of Genco, solicit, induce or encourage any existing or potential customer or counterparty of the Genco Group to forego the proposed deal or transaction or to consummate the deal or transaction instead with another firm, company, business, partnership or enterprise, whether you are employed by that entity or not;

(ii)solicit, or induce or encourage any customer of the Genco Group which accounted for more than 5% of its revenues during the preceding fiscal year to cease doing business with the Genco Group or reduce the amount of business it does with the Genco Group;

(iii)hire, solicit, recruit, induce, procure or attempt to hire, solicit, recruit, induce or procure, directly or indirectly, any person who is an employee of the Genco Group or who was such an employee at any time during the final year of your employment;

(iv)assist in hiring any such person by any other individual, sole proprietorship, firm, company, business, partnership, or other enterprise; or

(v)encourage any such person to terminate his or her employment, without the express prior written consent of Genco.

(c)You acknowledge that the foregoing limitations are reasonable under the circumstances and you represent that your fulfillment of the obligations set forth in this Section shall not cause you any substantial economic hardship or render you unemployable within the applicable industry.

(d)The provisions of this Section 13 shall survive the termination of the Term.

14.You acknowledge that the Company would sustain irreparable injury in the event of a violation by you of any of the provisions of Sections 12 or 13 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 12 or 13, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.

15.Subject to your other personal and business commitments and to the extent not inconsistent with your legal position, you agree that both during and after your employment you shall, at the request of the Company, render all reasonable and lawful assistance and perform all reasonable and lawful acts that the Company considers necessary or advisable in connection with any litigation, investigation, proceeding, claim or dispute involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company (“Claims”) to the extent such Claim arose during your employment and relates to the Company. The Company agrees to reimburse you for your reasonable out-of-pocket expenses (including reasonable travel expenses and attorneys’ fees if you obtain an opinion from legal counsel that there is a conflict of interest between you and the Company such that you require separate representation).

16.Certain provisions of certain equity award agreements between you and the Company are hereby amended as follows:

(a)Section 4(b) of your Restricted Stock Unit Grant Agreements dated as of February 23, 2022, December 23, 2022, and April 14, 2023; Section 6(a) of your Restricted Stock Unit Granted Agreements dated as of February 21, 2024 and February 18, 2025; Section 4(b)(ii) of your Performance PRSU Grant Agreement dated as of April 14, 2023; and Section 6(a) of your Performance PRSU Grant Agreements dated as of February 21, 2024 and February 18, 2025 are amended by inserting the words “or by the Participant for Good Reason (as defined in the Participant’s Employment Agreement with the Company dated as of May 6, 2025, amended from time to time (the ‘Employment Agreement’)” immediately after the words “by the Company without cause (as defined in the Plan)”.

(b)Sections 6(a) and 6(b) of your Restricted Stock Unit Grant Agreements dated as of February 23, 2022, December 23, 2022, and April 14, 2023; Section 6(b) of your Restricted Stock Unit Grant Agreements dated as of February 21, 2024 and February 18, 2025; Sections 4(c), 6(a), and 6(b) of your Performance PRSU Grant Agreement dated as of April 14, 2023; and Section 6(c) of your Performance PRSU Grant Agreements dated as of February 21, 2024 and February 18, 2025 are amended by inserting the words “or by the Participant for Good Reason (as defined in the Employment Agreement)” immediately after the words “by the Company without cause (as defined in the Plan)”.

Except as expressly amended hereby, the foregoing equity award agreements remain in full force and effect.

17.This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. If any dispute should arise concerning this Agreement, the interpretation of the terms of the Agreement or otherwise relating in any way to the terms and conditions of your employment or its termination, including any claim of statutory discrimination, the parties agree to submit the dispute to arbitration at JAMS, or its successor, to be conducted in New York, New York, before a single arbitrator in accordance with the JAMS Employment Arbitration Rules & Procedures, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 12 or 13 hereof, the

Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction in accordance with Section 14 hereof without any requirement to seek arbitration for such injunction. Any award of the arbitrators shall be final and binding, subject only to such right of review as may be provided under applicable law. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. You and the Company each consent to the personal jurisdiction of the state and federal courts sitting in and for the City, County, and State of New York for purposes of enforcing any arbitral award and agree not to interpose any objection for improper venue in any such court.

18.No failure by either party at any time to give notice of any breach by the other party, or to require compliance with any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar provision or condition at the time or at any prior or subsequent time. Any waiver to be effective must be in writing and be signed by the party against whom it is being enforced.

19.Upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration pursuant to the express terms of this Agreement and to the extent necessary to carry out the intentions of the parties as embodied in such rights and obligations. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder or until terminated by the consent of both parties.

20.Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid by a court of competent jurisdiction, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid by a court of competent jurisdiction but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

21.You agree to keep this Agreement confidential and not to disclose its terms to any third parties unless required to do so by law or regulation, without the prior written consent of Genco. You may, however, disclose the details of your employment and compensation arrangements to your immediate family and to your tax, accounting and legal advisors, provided that you receive their assurance in advance that they will not disclose those matters to any third party. Nothing in this Agreement, however, shall preclude you from disclosing to potential subsequent employers the existence of this Agreement and the restrictions set forth in Sections 12 or 13 hereof.

22.This Agreement and all rights and obligations hereunder shall be binding upon and shall inure to the benefit of your heirs, executors, representatives and administrators and any successors in interest which may acquire or succeed to all or substantially all of the business and assets of Genco by any means or its assigns. In that regard, you understand that this Agreement may subsequently be assigned by Genco without your prior consent. Because of the personal nature of the services to be rendered by you, you may not assign, transfer, pledge, or hypothecate your rights or obligations under this Agreement without the prior written consent of Genco, except that your rights to compensation and benefits may be transferred by will, operation of law, in accordance with applicable law or any applicable plan, policy, program or agreement of the Company or any other member of the Genco Group. In the event of your death or a judicial determination of your incompetence, the compensation, entitlements and benefits due you under this Agreement or otherwise shall be paid to your estate or legal representative or your designated beneficiary or beneficiaries.

23.This Agreement contains the entire understanding between the parties on the subjects covered herein and supersedes all prior agreements, arrangements and understandings, whether written or oral. You represent that you have not relied on any statements, oral or written, not contained in this Agreement. This Agreement may not be amended or otherwise changed orally, but only in a writing signed by both parties.

24.This Agreement may be signed in separate counterparts, both of which together shall constitute an original instrument. The parties agree to accept a signed facsimile counterpart of this Agreement as a fully binding original.

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Please indicate your acceptance of this Agreement by signing and returning a copy of this letter to the undersigned.

Very truly yours,

GENCO SHIPPING & TRADING LIMITED

	By:	/s/ John C. Wobensmith
John C. Wobensmith
Chief Executive Officer and President

ACCEPTED AND AGREED TO:

/s/ Jesper Christensen
JESPER CHRISTENSEN

Date:	May 6, 2025